Exhibit 3.3

CERTIFICATE OF ELIMINATION OF CERTIFICATE OF DESIGNATIONS OF
PREFERENCES AND RIGHTS OF

SERIES B CONVERTIBLE PREFERRED STOCK
OF

MDwerks, Inc.

a Delaware corporation

MDwerks, Inc., a Delaware corporation (the “Corporation”), DOES HEREBY CERTIFY:

That, pursuant to authority conferred on the Board of Directors of the Corporation by the Certificate of Incorporation of the Corporation (the “Certificate of Incorporation”) and pursuant to the provisions of Section 151 of Title 8 of the Delaware Code, the Board of Directors (“Board”), by unanimous written consent of the Board dated September 13, 2022, adopted resolutions eliminating the designation and the relative powers, preferences, rights, qualifications, limitations and restrictions of the Corporation’s Series B Convertible Preferred Stock, and these composite resolutions eliminating the designation and relative powers, preferences, rights, qualifications, limitations and restrictions of such Series B Convertible Preferred Stock are as follows:

WHEREAS, the Board of Directors of the Corporation has previously adopted resolutions providing for the designation, preferences and relative, participating, optional or other rights, and qualifications, limitations or restrictions thereof, of shares of the Corporation’s preferred stock, par value $0.001 per share, as the Series B Convertible Preferred Stock (the “Series B Preferred Stock”) pursuant to the Certificate of Designations Designating Series B Convertible Preferred Stock of MDwerks, Inc., filed with the Secretary of State of the State of Delaware on September 27, 2007, as amended by the Amended and Restated Certificate of Designations Designating Series B Convertible Preferred Stock of MDwerks, Inc., filed with the Secretary of State of the State of Delaware on January 17, 2008, as amended by the Amended and Restated Certificate of Designations Designating Series B Convertible Preferred Stock of MDwerks, Inc., filed with the Secretary of State of the State of Delaware on March 31, 2008 (as so amended, the “Series B Certificate”);

WHEREAS, no shares of Series B Preferred Stock are outstanding and no such shares of Series B Preferred Stock shall be issued in the future and Board of Directors of the Corporation deems it to be in the best interests of the Corporation and its stockholders to withdraw the Series B Certificate and return the shares of preferred stock previously designated as Series B Preferred Stock to authorized preferred stock available for designation and issuance in accordance with the Certificate of Incorporation, pursuant to a Certificate of Elimination of Certificate of Designations of Preferences and Rights of Series B Preferred Stock;

NOW THEREFORE, BE IT RESOLVED, that pursuant to the authority granted to and vested in the Board of Directors of the Corporation in accordance with the provisions of the Certificate of Incorporation of the Corporation, the Board of Directors of the Corporation hereby withdraws the Series B Certificate and returns the previously designated shares of Series B Preferred Stock to the status as authorized Preferred Stock available for designation and issuance as determined by the Board of Directors of the Corporation, and that the officers of the Corporation, and each acting singly, are hereby authorized, empowered and directed to file with the Secretary of State of the State of Delaware a Certificate of Elimination of the Certificate of Designations of Preferences and Rights of Series B Preferred Stock in such form as the officers of the Corporation may deem necessary, and to take such other actions as such officers shall deem necessary or advisable to carry out the purposes of this resolution; and be it

FURTHER RESOLVED, that when such certificate of elimination becomes effective upon acceptance of the Secretary of State of the State of Delaware, it shall have the effect of eliminating from the Corporation’s current Certificate of Incorporation all matters set forth in the Series B Certificate with respect to the Series B Preferred Stock.

[Signature page follows]

1

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Elimination to be signed by and attested by its duly authorized officers this 13th day of September, 2022.

MDwerks, Inc.

By:	/s/ Steven C. Laker
Name:	Steven C. Laker
Title:	Chief Executive Officer

2